                                                                   EXHIBIT(h)(1)

                                FUND ACCOUNTING

                               SERVICE AGREEMENT

                                    between

                              BRYCE CAPITAL FUNDS

                                      and

                        [GEMINI FUND SERVICES, LLC LOGO]

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                                      INDEX

1.    APPOINTMENT AND DELIVERY OF DOCUMENTS....................................1

2.    DUTIES OF GFS............................................................2

3.    FEES AND EXPENSES........................................................4

4.    STANDARD OF CARE, INDEMNIFICATION AND RELIANCE...........................5

5.    REPRESENTATIONS AND WARRANTIES...........................................7

6.    CONFIDENTIALITY..........................................................7

7.    PROPRIETARY INFORMATION..................................................8

8.    ADDITIONAL FUNDS AND CLASSES.............................................9

9.    ASSIGNMENT...............................................................9

10.   EFFECTIVE DATE AND TERMINATION..........................................10

11.   LIAISON WITH ACCOUNTANTS................................................10

12.   MISCELLANEOUS...........................................................11

Schedule A - FUNDS TO BE SERVICED.............................................13

Schedule B - FEES AND EXPENSES................................................14

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                               BRYCE CAPITAL FUNDS

                        FUND ACCOUNTING SERVICE AGREEMENT

      AGREEMENT made as of the 28th day of June 2004 by and between Bryce Capital Funds, a Delaware business trust, having its principal office and place of business at 2 Thornell Road, Pittsford, NY 14534 (the "Trust"), and Gemini Fund Services LLC, a Nebraska limited liability company having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 205, Hauppauge, New York 11788 ("GFS").

      WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended ("1940 Act"); and

      WHEREAS, the Trust is authorized to issue shares ("Shares") in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

      WHEREAS, the Trust offers Shares in the series listed in Schedule A hereof (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 8, being herein referred to as a "Fund," and collectively as the "Funds"); and

      WHEREAS, the Trust desires that GFS perform fund accounting services for each Fund and GFS is willing to provide those services on the terms and conditions set forth in this Agreement;

      NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Trust and GFS hereby agree as follows:

1.    APPOINTMENT AND DELIVERY OF DOCUMENTS

      (a) The Trust, on behalf of each Fund listed in Schedule A, hereby appoints GFS to provide accounting services for the Trust as described hereinafter, for the period and on the terms set forth in this Agreement. GFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 of this Agreement.

      (b)   In connection therewith, the Trust has delivered to GFS copies of:

            (i) the Trust's Agreement and Declaration of Trust and Bylaws (collectively, as amended from time to time, "Organizational Documents");

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            (ii)  the Trust's Registration Statement on Form N-1A and all
                  amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended ("Securities Act"), and the 1940 Act ("Registration Statement");

            (iii) the Trust's notification of registration under the 1940 Act on
                  Form N-8A as filed with the SEC;

            (iv) the Trust's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

            (v) the current plan of distribution adopted by the Trust under Rule 12b-1 under the 1940 Act ("Plan"); and

            (v) procedures adopted by the Trust in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions.

      (c) The Trust shall promptly furnish GFS with all amendments of or supplements to the foregoing, deliver to GFS a certified copy of the resolution of the Board of Trustees of the Trust (the "Board") appointing GFS as fund accountant and authorizing the execution and delivery of this Agreement.

2.    DUTIES OF GFS

      (a) Fund Accounting Services. GFS may from time to time adopt procedures, or modify its procedures, to implement the terms of this Section. With respect to each Fund, GFS shall provide the following services subject to, and in compliance with, the objectives, policies and limitations set forth in the Trust's Registration Statement, the Trust's Agreement and Declaration of Trust, Bylaws, applicable laws and regulations, and resolutions and policies implemented by the Trust's Board of Trustees (the "Board"):

            (i) Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus and transmit the Fund's net asset value to NASDAQ, and communicate such net asset value to the Trust and its transfer agent;

            (ii) Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting practices ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)("Code");

            (iii) Prepare and maintain on behalf of the Trust all books and records of each Fund, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time,

                                       2
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                  that are applicable to the fulfillment of GFS' duties
                  hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and GFS. Without limiting the generality of the foregoing, GFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

                  -     Cash receipts journal

                  -     Cash disbursements journal

                  -     Dividend record

                  -     Purchase and sales - portfolio securities journals

                  -     Subscription and redemption journals

                  -     Security ledgers

                  -     Broker ledger

                  -     General ledger

                  -     Daily expense accruals

                  -     Daily income accruals

                  - Securities and monies borrowed or loaned and collateral therefore

                  -     Foreign currency journals

                  -     Trial balances

            (iv) Make such adjustments over such periods as the Trust's administrator deems necessary, and communicates to GFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

            (v) Provide the Trust and, Bryce Capital Management, the Trust's manager, and each sub-adviser to the Funds of the Trust (collectively referred to as the "Advisers") with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

            (vi) Provide all raw data available from its mutual fund accounting system for the Advisers' or the administrator's preparation of the following:

                  1.    Semi-annual financial statements;

                  2.    Semi-annual form N-SAR and annual tax returns;

                  4.    Financial data necessary to update form N-1A; and

                  5.    Annual proxy statement.

            (vii) Provide facilities to accommodate annual audit by the Trust's independent accountants and, upon approval of the Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

                                       3
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            (viii)Transmit to and receive from each Fund's transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

            (ix) Periodically reconcile all appropriate data with each Fund's custodian; and

            (x) Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided, that GFS need not begin performing any such task except upon sixty (60) days written notice and pursuant to mutually acceptable compensation agreements.

      (b) Maintenance of and Access to Records. GFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 there under. The books and records pertaining to the Trust that are in possession of GFS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during GFS' normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by GFS to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor that assumes any of GFS' obligations hereunder, GFS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by GFS under this Agreement.

      (c) Inspection of Records. In case of any requests or demands for the inspection of the records of the Trust maintained by GFS, GFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. GFS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that GFS may grant the inspection without instructions if GFS is advised by counsel to GFS that failure to do so will result in liability to GFS.

3.    FEES AND EXPENSES

      (a) Fees. As compensation for the services provided by GFS to the Trust pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay GFS the fees set forth in Schedule B hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date GFS begins providing services to the Funds. For the purpose of determining fees calculated as a function of the Trust's assets, the value of the Trust's assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. GFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month; and GFS' fee shall not be subject to monthly pro ration.

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

      (b) Expenses. GFS will bear its own expenses, in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under subsection (a), the Trust agrees to reimburse GFS for out-of-pocket expenses or advances incurred by GFS for the items set out in Schedule B and any other expenses incurred by GFS at the request or with the consent of the Trust.

      (c) Fee Changes. The fees, out-of-pocket expenses and advances identified in subsections (a) and (b) above may only be changed subject to prior written approval by the Trust. For reports, analyses and services requested in writing by the Trust and provided by GFS, not in the ordinary course, GFS shall charge $150/hour for senior staff time, $75/hour for junior staff time and $200/hour for computer personnel time.

      (d) Due Date. All fees under subsection (a) above shall be billed monthly and are due and payable within five (5) days of receipt of the invoice. All expenses under subsection (b) above are due and payable within ten (10) days of receipt of the invoice.

4.    STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

      (a) Indemnification of GFS. The Trust shall on behalf of each applicable Fund indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack of good faith, gross negligence or willful misconduct with respect to the Trust's performance under or in connection with this Agreement. GFS shall not be responsible for and shall be entitled to rely upon and may act upon information, records and reports generated by the Funds, advice of the Funds, or of counsel for the Funds and upon statements of the Funds' independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of GFS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties, and the Trust shall hold GFS harmless in regard to any liability incurred by reason of the inaccuracy of such information or for any action reasonably taken or omitted in good faith reliance on such information.

      (b) Indemnification of the Trust. GFS shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributed to GFS' refusal or failure to comply with the terms of this Agreement, or which arise out of GFS' lack of good faith, gross negligence or willful misconduct with respect to GFS' performance under or in connection with this Agreement.

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      (c)   Reliance. Except to the extent that GFS may be liable pursuant to this Section 4, GFS shall not be liable for any action taken or failure to act in good faith in reliance upon:

            (i)   advice from the Trust or from counsel to the Trust;

            (ii) any oral instruction which it receives and which it reasonably believes in good faith (pursuant to procedures mutually agreed to by GFS and the Advisers) was transmitted by the person or persons authorized by the Board to give such oral instruction;

            (iii) any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by GFS to have been validly executed; or

            (iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by GFS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

and GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes in good faith to be genuine.

      (d) Errors of Others. GFS shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by GFS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Trust; except or unless any GFS action or inaction by GFS is a direct or proximate cause of the error.

      (e) Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Advisers.

      (f) Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with

                                       6
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respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

5.    REPRESENTATIONS AND WARRANTIES

      Representations of GFS. GFS represents and warrants to the Trust that:

      (i) it is a limited liability company duly organized and existing and in good standing under the laws of the State of Nebraska;

      (ii) it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

      (iii) it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

      (iv) it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

      Representations of the Trust. The Trust represents and warrants to GFS that:

      (i) it is a Trust duly organized and existing and in good standing under the laws of the State of Delaware;

      (ii) it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

      (iii) all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

      (iv) it is an open-end management investment company registered under the 1940 Act; and

      (v) a registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.    CONFIDENTIALITY

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      GFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

      (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

      (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

      (c) release such other information as approved in writing by the Trust which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust or the Advisers; and

      (d) provide or release such information as otherwise permitted or required by law.

      In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1 - 248.30) ("Reg S-P"), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

7.    PROPRIETARY INFORMATION

      (a) Proprietary Information of GFS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "GFS Proprietary Information") of substantial value to GFS or the third party. The Trust agrees to treat all Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

      (b) Proprietary Information of the Trust. GFS acknowledges that the Shareholder list and all information related to Shareholders furnished to GFS by the Trust or by a Shareholder in connection with this Agreement (collectively, "Customer Data"), all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, Trust proprietary information") constitute proprietary information of substantial value to the Trust. In no event shall GFS Proprietary Information be deemed

                                       8
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Trust Proprietary Information Customer Data. GFS agrees to treat all Trusts
Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

      (c) Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this Section shall survive any earlier termination of this Agreement.

8.    ADDITIONAL FUNDS AND CLASSES

      If    the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement. However, either GFS or the Trust may elect in writing not to make any such series or classes subject to this Agreement.

9.    ASSIGNMENT

      This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of GFS. GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder. GFS may pay those persons for their services, but no such payment shall increase GFS' compensation from the Trust.

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10.   EFFECTIVE DATE AND TERMINATION

      (a) Effective Date. This Agreement shall become effective on the date first above written.

      (b)   Term. This Agreement shall remain if effect for a period of three
(3) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the trustees of the Trust.

      (c) Termination. This Agreement can be terminated upon ninety (90) days prior written notice by either party. Compensation due GFS and unpaid by the Trust upon such termination shall be due on the date of termination or after the date that the provision of services ceases, whichever is later. In the event of termination, GFS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trusts and its shareholders, including liaison with the Trusts accountants.

      (d) Reimbursement of GFS' Expenses. If this Agreement is terminated with respect to a Fund or Funds, GFS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under Section 3 hereof, the amount of all of GFS' reasonable labor charges and cash disbursements for services in connection with GFS' activities in effecting such termination, including without limitation, the labor costs and expenses associated with the de-conversion of the Trusts records of each Fund from its computer systems, and the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. The agreed upon amount for such de-conversion is set forth on Schedule B. Subsequent to such termination, for a reasonable fee, GFS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession. In the event of termination, GFS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust and its Shareholders.

      (e) Survival of Certain Obligations. The obligations of Sections 3, 4, 6, 7, 10 and 11 shall survive any termination of this Agreement.

11.   LIAISON WITH ACCOUNTANTS

      GFS shall act as liaison with the Trust's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. GFS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

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

12.   MISCELLANEOUS

      (a) Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

      (b) Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

      (c) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

      (d) Counterparts. The parties may execute this Agreement or any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

      (e) Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

      (f) Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

      (g) Arbitration. Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer) in the City of New York, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators' decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

      (h) Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (i) Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

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

      To the Trust:                     To GFS:

      Dennis Lohouse                    Kevin P. Meehan
      Bryce Capital Funds  c/o          President
      Bryce Capital Management          Gemini Fund Services, LLC
      2 Thornell Road                   150 Motor Parkway, Suite 205
      Pittsford, NY  14534              Hauppauge, NY  11788

      With a copy to:
            Thomas Westle, Esq.
            Blank Rome LLP
            405 Park Avenue
            New York, NY.  10022
            (212) 885-5293
            twestle@blankrome.com

      (j) Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

      (k) Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

BRYCE CAPITAL FUNDS                     GEMINI FUND SERVICES, LLC

By:______________________________       By:  _________________________________
__________________, President                Kevin P. Meehan, President

   Date:_________________________            Date:____________________________

                                       12
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                        FUND ACCOUNTING SERVICE AGREEMENT

                                   Schedule A

                              FUNDS TO BE SERVICED

                            Bryce Capital Growth Fund

                            Bryce Capital Value Fund

                        FUND ACCOUNTING SERVICE AGREEMENT

                                   Schedule B

                                FEES AND EXPENSES

                                   Page 1 of 2

Total charges for Fund Accounting services include fees and out-of-pocket expenses.

Fees will be calculated based upon the average net assets of the Fund for the previous month. Partial months are not prorated.

SERVICE FEES PER FUND:


The Trust shall pay GFS within ten (10) days after receipt of an invoice from GFS, usually sent at the beginning of each month, a base annual fee plus a basis point fee after the first $25 Million in assets as follows:

$24,000 base fee per year - one class
plus $6,000 base fee per year for each additional class
2 basis points for net assets between $25m - $100m
1 basis point for net assets over $100m

with a 25% overall discount in first year and an additional 10% discount in the first 6 months

(The above fee schedule will remain in place for a period of 3 years.)
All special reports and/or analyses requested by the Trust, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

GFS Senior Staff ......$150.00/hour
GFS Junior Staff.......$75.00/hour
MIS Staff...............$200.00/hour

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                        FUND ACCOUNTING SERVICE AGREEMENT

                                   Schedule B

                                FEES AND EXPENSES

                                   Page 2 of 2

OUT-OF-POCKET EXPENSES:


1. The out-of-pocket charge for equity and bond price quotes will be equal to the charge made to GFS by the provider of such quotes.

      $.15 Domestic and Canadian Equities
      $.15 Options
      $.50 Corp/Gov/Agency Bonds
      $.80 CMO's
      $.50 International Equities and Bonds
      $.80 Municipal Bonds
      $.80 Money Market Instruments


2. The out-of-pocket charge for any external data received by GFS in support of the daily net asset value will be charged at cost (i.e., interest rate charges on varying rate instruments).

3. Global fund accounting fees, defined as funds processing more than 25% in non-domestic assets, are charged at 150% of the above fees (base fee as well as basis point fee).

4. There is an additional charge of $500 per month for portfolios that transmit daily trades via fax as opposed to in an electronic format.

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